EXHIBIT 8.1

List of Subsidiaries of Embraer S.A.

	Name	Jurisdiction of Incorporation
01	Embraer Aircraft Holding, Inc – EAH	USA
02	Embraer Aircraft Customer Services, Inc. – EACS	USA
03	Embraer Aircraft Maintenance Services, Inc. – EAMS	USA
04	Embraer Services, Inc. – ESI	USA
05	Embraer Executive Jet Service, LLC – EEJS	USA
06	Embraer Executive Aircraft, LLC – EEA	USA
07	Embraer Training Services – ETS	USA
08	Embraer CAE Training Services – ECTS	USA
09	Embraer Credit Ltd. – ECL	USA
10	Embraer Representations, LLC – ERL	USA
11	Indústria Aeronáutica Neiva Ltda.	Brazil
12	ELEB Equipamentos Ltda.	Brazil
13	Embraer GPX Ltda.	Brazil
14	ECC do Brasil Cia de Seguros	Brazil
15	Embraer Merco S/A – EMS	Uruguay
16	Embraer Aviation Europe SAS – EAE	France
17	Embraer Aviation International SAS – EAI	France
18	Embraer Europe SARL – EES	France
19	Embraer Australia Pty Ltd. – EAL	Australia
20	Harbin Embraer Aircraft Industry Company, Ltd. – HEAI	China
21	Embraer (China) Aircraft Technical Services Co., Ltd	China
22	Embraer Spain Holding Co., SL – ESH	Spain
23	ECC Investment Switzerland AG	Switzerland
24	ECC Insurance & Financial Company Ltd.	Cayman Islands, BWI
25	Embraer Finance Ltd. – EFL	Cayman Islands, BWI
26	Embraer Overseas Limited	Cayman Islands, BWI
27	Listral Estruturas Aeronáuticas S.A.	Portugal
28	Embraer Portugal – SGPS, S.A.	Portugal
29	Embraer Portugal Estruturas Metálicas S.A.	Portugal
30	Embraer Portugal Estruturas em Compósito S.A.	Portugal
31	Air Holding SGPS, S.A.	Portugal
32	OGMA – Ind. Aeronáutica de Portugal S.A.	Portugal
33	ECC Leasing Company Ltd.	Ireland
34	Embraer Asia Pacific Pte-Limited – EAP	Singapore
35	Embraer CAE Training Services (UK) Ltd.	United Kingdom